CERTIFICATE OF AMENDMENT
                 TO THE AMENDED CERTIFICATE OF INCORPORATION OF
                                 ROO GROUP, INC.

      The undersigned, being the President and Chief Executive Officer of ROO GROUP, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

      1. The name of the Corporation is ROO Group, Inc. (the "Corporation"). The date of filing the original certificate of incorporation with the Secretary of State of Delaware was August 11, 1998.

      2. Article FOURTH of the certificate of incorporation of the Corporation is hereby superceded and replaced as follows:

            "FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001 per share. The second class of stock shall be Preferred Stock, par value $0.0001 per share. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

      The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

      Class             Par Value               Authorized Shares
      -----             ---------               -----------------
      Common            $0.0001                 500,000,000
      Preferred         $0.0001                  20,000,000
                                               ------------

      Totals:                                   520,000,000"

      3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Robert Petty, its President and Chief Executive Officer, this 13th day of January 2005.

                                       ROO GROUP, INC.


                                       By: /s/ Robert Petty
                                           -------------------------------------
                                           Robert Petty
                                           President and Chief Executive Officer